Exhibit 99.1
FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT Bancorp Inc. Announces Quarterly Earnings of $14.2 Million; Declares Cash Dividend

NORWICH, NY (July 24, 2006) - NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income for the quarter ended June 30, 2006 was $14.2 million, up 8% or $1.1 million from net income of $13.1 million reported for the same period in 2005. Net income per diluted share for the three months ended June 30, 2006 was $0.41 per share, as compared to $0.40 per share for the same period in 2005. Return on average assets and return on average equity were 1.15% and 14.71%, respectively, for the quarter ended June 30, 2006, compared with 1.22% and 16.21%, respectively, for the same period in 2005. The increase in net income for the quarter ended June 30, 2006, was primarily the result of a $2.0 million increase in net interest income and a $1.5 million increase in noninterest income. In addition, the Company experienced a decrease in the provision for loan and lease losses of $0.6 million for the quarter ended June 30, 2006 compared to the same period in 2005. The aforementioned increases in income and reduction of the provision for loan and lease losses were partially offset by a $3.0 million increase in noninterest expense. Results for the three months ended June 30, 2006, include $0.4 million in pre-tax salaries and benefits expense related to stock options resulting from the adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), “Share-Based Payment”, which requires companies to measure and recognize compensation expense for all share-based payments. The adoption of FAS 123R lowered diluted earnings per share by $0.01 for the three months ended June 30, 2006.

Net income for the six months ended June 30, 2006, was $27.8 million, up 7% or $1.9 million from net income of $25.9 million reported for the same period in 2005. Net income per diluted share for the six month period ended June 30, 2006 was $0.81 per share, as compared to $0.79 per share for the same period in 2005. Return on average assets and return on average equity were 1.17% and 14.93%, respectively, for the six months ended June 30, 2006, compared with 1.23% and 15.99%, respectively, for the same period in 2005. The increase in net income for the six months ended June 30, 2006 was primarily the result of a $3.4 million increase in net interest income and a $2.0 million increase in noninterest income. In addition, the Company experienced a decrease in the provision for loan and lease losses of $0.7 million for the six months ended June 30, 2006 compared to the same period in 2005. The aforementioned increases in income were partially offset by a $4.6 million increase in noninterest expense. Results for the six months ended June 30, 2006, include $1.1 million in pre-tax salaries and benefits expense related to stock options resulting from the adoption of FAS 123R on January 1, 2006. This lowered diluted earnings per share by $0.03 for the six months ended June 30, 2006.

The comparability of financial information is affected by the acquisition of CNB Bancorp, Inc. (“CNB”). Operating results include the operations of CNB from the date of acquisition, which was February 10, 2006.

NBT President and CEO Martin A. Dietrich stated, “These are challenging times for the entire financial services industry. I am pleased by the efforts of all of our people and our ability to continue our earnings growth in this higher interest rate environment is a testament to their efforts. Despite the continuing flat yield curve environment and decline in net interest margin, we are pleased to report another solid quarter for the Company, due in large part to our solid loan and deposit growth, as well as our noninterest income growth.”

In late June, portions of NBT's market areas in New York and Pennsylvania were affected by record flooding. Dietrich said, "I am very proud of the efforts of our employees. Many went above and beyond the call of duty in safely helping us restore our banking functions in the areas most heavily hit. These efforts, in conjunction with our disaster recovery plan, allowed us to process our work with minimal interruption to our branch and ATM network. At this time, we do not believe that the flood's financial impact on our business is significant. Most of the damage to our facilities is covered by insurance. We extend our sympathies to those in our communities who suffered losses due to this devastating flood."

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at June 30, 2006 were $12.9 million or 0.38% of total loans and leases compared with $13.5 million or 0.45% of total loans and leases at June 30, 2005 and $14.3 million or 0.47% of total loans and leases at December 31, 2005. Annualized net charge-offs to average loans and leases for the six months ended June 30, 2006, were 0.20%, compared with the 0.18% annualized ratio for the six months ended June 30, 2005, and the ratio for the year ended December 31, 2005 of 0.23%. The Company’s allowance for loan and lease losses was 1.50% of loans and leases at June 30, 2006 compared with 1.55% at June 30, 2005, and 1.57% at December 31, 2005. The ratio of the allowance for loan and lease losses to nonperforming loans was 390.04% at June 30, 2006 compared with 344.01% at June 30, 2005, and 331.92% at December 31, 2005.

For the quarter and six months ended June 30, 2006, the provision for loan and lease losses totaled $1.7 million and $3.4 million, respectively, compared with the $2.3 million and $4.1 million for the same periods in 2005. The decrease in the provision for loan and lease losses for the quarter and six months ended June 30, 2006, when compared with the same periods in 2005, was due primarily to improved credit quality.

Net Interest Income

Net interest income was up 5.2% to $41.4 million for the quarter ended June 30, 2006, compared to $39.3 million for the same period a year ago. Despite a decrease in the Company’s net interest margin, which was 3.73% for the quarter ended June 30, 2006, down from 4.02% for the same period in 2005, the increase in net interest income was attributable to 14% growth in average earning assets. The growth in average earning assets was due primarily to the acquisition of CNB. Despite a decrease in the Company’s net interest margin, which was 3.80% for the six months ended June 30, 2006, down from 4.06% for the same period in 2005, net interest income for the six months ended June 30, 2006 increased 4.3%, to $81.5 million from $78.1 million in the same period for 2005. The increase in net interest income was attributable to a 12% growth in average earning assets due primarily to the acquisition of CNB. The decline in the net interest margin is due largely to the effect from our borrowings, money market accounts and time deposits repricing in the higher interest rate environment. Earning assets, particularly those tied to a fixed rate, have not realized the benefit of the higher interest rate environment, since rates for earning assets with terms three years or longer have remained relatively flat during this period. The Company anticipates that margin pressure will persist into the next several quarters given the flat yield curve.

Noninterest Income

Noninterest income for the quarter ended June 30, 2006 was $12.6 million, up $1.5 million or 13.6% from $11.1 million for the same period in 2005. Fees from service charges on deposit accounts and ATM and debit cards collectively increased $0.4 million from solid growth in demand deposit accounts and debit card base. Retirement plan administration fees for the three months ended June 30, 2006, increased $0.3 million compared with the same period in 2005 as a result of our growing client base. Trust administration income increased $0.2 million or 16.6% for the quarter ended June 30, 2006 compared to the same period in 2005. This increase stems from the increased market value of accounts generating greater fees, an increase in customer accounts as a result of the acquisition of CNB, and successful business development. Broker/dealer and insurance revenue for the three months ended June 30, 2006 increased $0.2 million in large part due to the addition of Hathaway Insurance Agency as part of the acquisition of CNB, as well as the planned expansion of the financial services business. Other noninterest income increased $0.3 million compared with the same period in 2005, primarily due to increases in retail and commercial banking fees.

Noninterest income for the six months ended June 30, 2006 was $23.8 million, up $2.0 million or 9.3% from $21.8 million for the same period in 2005. Included in noninterest income for the six months ended June 30, 2006 were $0.9 million in net losses from investment securities sales. Excluding the effect of these transactions for the six months ended June 30, 2006, noninterest income increased $3.0 million or 13.7% compared with the same period in 2005. For the six months ended June 30, 2006, fees from service charges on deposit accounts and ATM and debit cards collectively increased $1.0 million from solid growth in demand deposit accounts, which has led to an increase in the Company’s debit card base. Retirement plan administration fees for the six months ended June 30, 2006, increased $0.6 million compared with the same period in 2005 due to an increase in our client base. Trust administration income increased $0.3 million or 12.5% for the six months ended June 30, 2006 compared to the same period in 2005. This increase stems from the increased market value of accounts generating greater fees, an increase in customer accounts as a result of the acquisition of CNB, and successful business development. Other noninterest income increased $1.2 million for the six months ended June 30, 2006, compared with the same period in 2005, due to increases in retail and commercial banking fees. For the six months ended June 30, 2006, broker/dealer and insurance revenue decreased by $0.2 million as compared with the same period in 2005. While the Company experienced organic growth and acquired Hathaway Insurance Agency during the period in 2006, these increases over 2005 were offset by the sale of M. Griffith, Inc. in the first quarter of 2005.

Noninterest Expense and Income Tax Expense

Noninterest expense for the quarter ended June 30, 2006 was $31.7 million, up from $28.7 million for the same period in 2005. Salaries and employee benefits for the quarter ended June 30, 2006, increased $1.1 million over the same period in 2005, mainly from higher salaries from merit increases, the acquisition of CNB, and stock-based compensation costs associated with the adoption of FAS 123R. Office expenses such as supplies and postage, occupancy, equipment, and data processing and communications charges increased by $0.8 million for the quarter ended June 30, 2006 as compared with the same period in 2005. This 9.7% increase resulted primarily from the overall growth of the Company as well as the acquisition of CNB Bancorp on February 10, 2006. Professional fees and services increased $0.4 million for the quarter ended June 30, 2006 as compared with the same period in 2005. This increase was due to several factors including an increase in courier service expenses due to the acquisition of CNB, as well as increasing transportation costs. In addition, legal fees incurred during the quarter ended June 30, 2006 increased over the same period in 2005 as the Company was reimbursed for legal fees during the second quarter of 2005 associated with prior litigation. Amortization expense increased $0.3 million for the quarter ended June 30, 2006 over the same period in 2005. This increase was due primarily to the acquisition of CNB. Other operating expense for the quarter ended June 30, 2006 increased $0.3 million compared with the same period in 2005, primarily due to $0.2 million in flood related losses. Income tax expense for the quarter ended June 30, 2006 was $6.4 million, up from $6.2 million for the same period in 2005. The effective rate for the quarter ended June 30, 2006 was 31.0%, down from 32.2% for the same period in 2005. The decline in the effective tax rate during the second quarter 2006 versus the same period in 2005 is primarily a result of an increase in interest income from tax exempt sources.

Noninterest expense for the six months ended June 30, 2006 was $62.2 million, up from $57.6 million for the same period in 2005. Salaries and employee benefits for the six months ended June 30, 2006, increased $1.4 million over the same period in 2005, mainly from higher salaries from merit increases, the acquisition of CNB, and stock-based compensation costs associated with the adoption of FAS 123R. Office expenses such as supplies and postage, occupancy, equipment, and data processing and communications charges increased by $1.1 for the six months ended June 30, 2006 as compared with the same period in 2005. This 6.7% increase resulted primarily from the overall growth of the Company as well as the acquisition of CNB Bancorp on February 10, 2006. Professional fees and services increased $0.6 million for the six months ended June 30, 2006 as compared with the same period in 2005. This increase was due to several factors including an increase in courier service expenses due to the acquisition of CNB, as well as increasing transportation costs. In addition, legal fees incurred during the period increased over the same period in 2005 as the Company was reimbursed for legal fees during the second quarter of 2005 associated with prior litigation. Amortization expense increased $0.5 million for the six months ended June 30, 2006 over the same period in 2005. This increase was due primarily to the acquisition of CNB. Other operating expense for the six months ended June 30, 2006 increased $1.1 million compared with the same period in 2005, in large part due to merger expenses incurred as a result of the acquisition of CNB as well as flood related losses. Income tax expense for the six months ended June 30, 2006 was $11.9 million, down from $12.3 million for the same period in 2005. The effective rate for the six months ended June 30, 2006 was 30.0%, down from 32.2% for the same period in 2005. The decrease in tax expense and the effective tax rate for the six months ended June 30, 2006 resulted primarily from a settlement for a tax refund claim of $0.5 million during the first quarter and an increase in interest income from tax exempt sources.

Balance Sheet

Total assets were $5.0 billion at June 30, 2006 up $0.6 billion from $4.4 billion at June 30, 2005. Loans and leases increased $0.3 billion or 12% from $3.0 billion at June 30, 2005 to $3.3 billion at June 30, 2006 due in large part to the acquisition of CNB. In addition, loan growth was fueled by solid production from consumer and commercial loan products. Total deposits were $3.7 billion at June 30, 2006 up 18% from the same period at June 30, 2005, also due in large part to the acquisition of CNB. Stockholders’ equity was $377.6 million representing total equity to total assets of 7.56% at June 30, 2006 compared with $330.7 million or a total equity to total asset ratio of 7.55% at June 30, 2005.

CNB Acquisition

On February 10, 2006, the Company completed its previously announced acquisition of CNB. With the completion of the acquisition, City National Bank and Trust Company merged into NBT Bank, N.A., adding nine full-service community banking offices to the NBT Bank division branch network. On an aggregate basis, CNB stockholders received approximately $39 million in cash and 2,059,000 shares of NBT common stock. The aggregate transaction value was approximately $89.0 million.

Stock Repurchase Program

Under previously mentioned stock repurchase plans, the Company purchased 560,100 shares of its common stock during the quarter ended June 30, 2006, for a total of $12.4 million at an average price of $22.22 per share. For the six month period ended June 30, 2006, the Company purchased 738,504 shares of its common stock for a total of $16.5 million at an average price of $22.34 per share. At June 30, 2006, there were 764,647 shares available for repurchase under previously announced plans.

Dividend Declared

The NBT Board of Directors declared a third-quarter cash dividend of $0.19 per share at a meeting held today. The dividend will be paid on September 15, 2006 to shareholders of record as of September 1, 2006.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $5.0 billion at June 30, 2006. The Company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions and through two financial services companies. NBT Bank, N.A. has 121 locations, including 83 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Hathaway Insurance Agency, Inc., based in Gloversville, NY, is a full service insurance agency. More information about NBT and its divisions can be found on the Internet at www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.hathawayagency.com .

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT's control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; (7) NBT may fail to realize projected cost savings, revenue enhancements and the accretive effect of the CNB acquisition on our earnings; and (8) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

NBT Bancorp Inc.
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2006	2005	Net Change	Percent Change
	(dollars in thousands, except per share data)

Three Months Ended June 30,
Net Income	$14,169	$13,128	$1,041	8%
Diluted Earnings Per Share	$0.41	$0.40	$0.01	2%
Weighted Average Diluted
Common Shares Outstanding	34,471,723	32,583,600	1,888,123	6%
Return on Average Assets	1.15%	1.22%	-0.07%	-6%
Return on Average Equity	14.71%	16.21%	-1.50%	-9%
Net Interest Margin	3.73%	4.02%	-0.29%	-7%

Six Months Ended June 30,
Net Income	$27,757	$25,917	$1,840	7%
Diluted Earnings Per Share	$0.81	$0.79	$0.02	3%
Weighted Average Diluted
Common Shares Outstanding	34,111,076	32,779,403	1,331,673	4%
Return on Average Assets	1.17%	1.23%	-0.06%	-5%
Return on Average Equity	14.93%	15.99%	-1.06%	-7%
Net Interest Margin	3.80%	4.06%	-0.26%	-6%

Asset Quality	June 30, 2006	December 31, 2005	June 30, 2005
Nonaccrual Loans	$12,277	$13,419	$13,041
90 Days Past Due and Still Accruing	$580	$878	$450
Total Nonperforming Loans	$12,857	$14,297	$13,491
Other Real Estate Owned (OREO)	$423	$265	$395
Total Nonperforming Assets	$13,280	$14,562	$13,886
Allowance for Loan and Lease Losses	$50,148	$47,455	$46,411
Year-to-Date (YTD) Net Charge-Offs	$3,148	$6,941	$2,637
Allowance to Loans and Leases	1.50%	1.57%	1.55%
Total Nonperforming Loans to Loans and Leases	0.38%	0.47%	0.45%
Total Nonperforming Assets to Assets	0.27%	0.33%	0.32%
Allowance to Nonperforming Loans	390.04%	331.92%	344.01%
Net Charge-Offs to
YTD Average Loans and Leases	0.20%	0.23%	0.18%

Capital
Equity to Assets	7.56%	7.54%	7.55%
Book Value Per Share	$11.15	$10.34	$10.22
Tangible Book Value Per Share	$7.72	$8.75	$8.62
Tier 1 Leverage Ratio	7.27%	7.16%	6.91%
Tier 1 Capital Ratio	9.90%	9.80%	9.23%
Total Risk-Based Capital Ratio	11.15%	11.05%	10.48%

Quarterly Common Stock Price	2006		2005		2004
Quarter End	High	Low	High	Low	High	Low
March 31	$23.90	$21.02	$25.66	$21.48	$23.00	$21.21
June 30	$23.24	$21.03	24.15	20.10	23.18	19.92
September 30			25.50	22.79	24.34	21.02
December 31			23.79	20.75	26.84	21.94

NBT Bancorp Inc.
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2006	2005	Net Change	Percent Change
	(dollars in thousands, except per share data)
Balance Sheet as of June 30,
Loans	$3,347,876	$2,995,964	$351,912	12%
Earning Assets	$4,636,111	$4,087,964	$548,147	13%
Total Assets	$4,995,912	$4,381,364	$614,548	14%
Deposits	$3,747,901	$3,178,059	$569,842	18%
Stockholders’ Equity	$377,606	$330,749	$46,857	14%

Average Balances
Quarter Ended June 30,
Loans	$3,302,136	$2,943,631	$358,505	12%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,132,330	$955,166	$177,164	19%
Securities Held To Maturity	$101,481	$88,401	$13,080	15%
Regulatory Equity Investment	$40,166	$36,617	$3,549	10%
Short-Term Interest Bearing Accounts	$7,346	$6,411	$935	15%
Total Earning Assets	$4,583,459	$4,030,226	$553,233	14%
Total Assets	$4,937,007	$4,307,004	$630,003	15%
Interest Bearing Deposits	$3,039,915	$2,657,197	$382,718	14%
Non-Interest Bearing Deposits	$614,049	$521,348	$92,701	18%
Short-Term Borrowings	$422,007	$320,151	$101,856	32%
Long-Term Borrowings	$424,176	$430,452	($6,276)	-1%
Total Interest Bearing Liabilities	$3,886,097	$3,407,800	$478,297	14%
Stockholders’ Equity	$386,183	$324,801	$61,382	19%

Average Balances
Six Months Ended June 30,
Loans	$3,225,053	$2,910,426	$314,627	11%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,093,566	$954,013	$139,553	15%
Securities Held To Maturity	$99,425	$86,602	$12,823	15%
Regulatory Equity Investment	$40,357	$36,576	$3,781	10%
Short-Term Interest Bearing Accounts	$7,543	$6,569	$974	15%
Total Earning Assets	$4,465,944	$3,994,186	$471,758	12%
Total Assets	$4,802,333	$4,272,507	$529,826	12%
Interest Bearing Deposits	$2,925,441	$2,630,965	$294,476	11%
Non-Interest Bearing Deposits	$602,632	$513,447	$89,185	17%
Short-Term Borrowings	$423,639	$324,912	$98,727	30%
Long-Term Borrowings	$423,142	$421,890	$1,252	0%
Total Interest Bearing Liabilities	$3,772,222	$3,377,767	$394,455	12%
Stockholders’ Equity	$375,658	$327,360	$48,298	15%

NBT Bancorp Inc. and Subsidiaries	June 30,	December 31,	June 30,
Consolidated Balance Sheets (unaudited)	2006	2005	2005
(in thousands)

ASSETS
Cash and due from banks	$136,005	$134,501	$118,358
Short term interest bearing accounts	9,575	7,987	6,078
Securities available for sale, at fair value	1,100,416	954,474	961,944
Securities held to maturity (fair value of $109,562, $93,701 and	110,331	93,709	88,771
$89,465 at June 30, 2006, December 31, 2005 and
June 30, 2005, respectively)
Federal Reserve and Federal Home Loan Bank stock	40,338	40,259	39,442
Loans and leases	3,347,876	3,022,657	2,995,964
Less allowance for loan and lease losses	50,148	47,455	46,411
Net loans and leases	3,297,728	2,975,202	2,949,553
Premises and equipment, net	66,948	63,693	64,133
Goodwill	102,803	47,544	47,544
Intangible assets, net	13,338	3,808	4,092
Bank owned life insurance	40,926	33,648	32,968
Other assets	77,504	71,948	68,481
TOTAL ASSETS	$4,995,912	$4,426,773	$4,381,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$642,901	$593,422	$569,046
Savings, NOW, and money market	1,567,171	1,325,166	1,386,720
Time	1,537,829	1,241,608	1,222,293
Total deposits	3,747,901	3,160,196	3,178,059
Short-term borrowings	320,637	444,977	384,171
Long-term debt	421,736	414,330	419,377
Trust preferred debentures	75,422	23,875	18,720
Other liabilities	52,610	49,452	50,288
Total liabilities	4,618,306	4,092,830	4,050,615

Total stockholders' equity	377,606	333,943	330,749

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,995,912	$4,426,773	$4,381,364

NBT Bancorp Inc. and Subsidiaries	Three months ended June 30,		Six months ended June 30,
Consolidated Statements of Income (unaudited)	2006	2005	2006	2005
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$57,085	$46,260	$109,918	$90,204
Securities available for sale	13,084	10,226	24,961	20,473
Securities held to maturity	1,043	831	2,028	1,634
Other	619	549	1,230	1,016
Total interest, fee and dividend income	71,831	57,866	138,137	113,327
Interest expense:
Deposits	20,869	12,018	38,094	22,738
Short-term borrowings	4,111	2,207	8,048	4,068
Long-term debt	4,227	4,032	8,369	7,840
Trust preferred debentures	1,255	285	2,138	543
Total interest expense	30,462	18,542	56,649	35,189
Net interest income	41,369	39,324	81,488	78,138
Provision for loan and lease losses	1,703	2,320	3,431	4,116
Net interest income after provision for loan and lease losses	39,666	37,004	78,057	74,022
Noninterest income:
Trust	1,459	1,251	2,817	2,503
Service charges on deposit accounts	4,493	4,311	8,712	8,240
ATM and debit card fees	1,789	1,544	3,434	2,944
Broker/dealer and insurance revenue	967	736	1,875	2,088
Net securities gains (losses)	22	51	(912)	47
Bank owned life insurance income	392	333	773	666
Retirement plan administration fees	1,431	1,156	2,662	2,019
Other	2,003	1,673	4,419	3,259
Total noninterest income	12,556	11,055	23,780	21,766
Noninterest expense:
Salaries and employee benefits	16,335	15,253	32,083	30,705
Office supplies and postage	1,456	1,121	2,637	2,271
Occupancy	2,747	2,550	5,735	5,338
Equipment	2,067	1,931	4,223	4,027
Professional fees and outside services	1,800	1,381	3,632	3,056
Data processing and communications	2,649	2,530	5,351	5,188
Amortization of intangible assets	466	142	789	260
Loan collection and other real estate owned	289	208	500	609
Other operating	3,885	3,580	7,216	6,123
Total noninterest expense	31,694	28,696	62,166	57,577
Income before income taxes	20,528	19,363	39,671	38,211
Income taxes	6,359	6,235	11,914	12,294
Net income	$14,169	$13,128	$27,757	$25,917
Earnings Per Share:
Basic	$0.41	$0.41	$0.82	$0.80
Diluted	$0.41	$0.40	$0.81	$0.79

NBT Bancorp Inc. and Subsidiaries	2Q	1Q	4Q	3Q	2Q
Quarterly Consolidated Statements of Income (unaudited)	2006	2006	2005	2005	2005
(in thousands, except per share data)
Interest, fee and dividend income:
Loans	$57,085	$52,833	$50,726	$48,784	$46,260
Securities available for sale	13,084	11,877	10,544	10,103	10,226
Securities held to maturity	1,043	985	913	860	831
Other	619	611	575	535	549
Total interest, fee and dividend income	71,831	66,306	62,758	60,282	57,866
Interest expense:
Deposits	20,869	17,225	14,352	12,842	12,018
Short-term borrowings	4,111	3,937	3,911	3,005	2,207
Long-term debt	4,227	4,142	4,098	4,176	4,032
Trust preferred debentures	1,255	883	375	308	285
Total interest expense	30,462	26,187	22,736	20,331	18,542
Net interest income	41,369	40,119	40,022	39,951	39,324
Provision for loan and lease losses	1,703	1,728	2,596	2,752	2,320
Net interest income after provision for loan and lease losses	39,666	38,391	37,426	37,199	37,004
Noninterest income:
Trust	1,459	1,358	1,234	1,292	1,251
Service charges on deposit accounts	4,493	4,219	4,340	4,314	4,311
ATM and debit card fees	1,789	1,645	1,587	1,631	1,544
Broker/dealer and insurance fees	967	908	527	571	736
Net securities gains (losses)	22	(934)	(546)	(737)	51
Bank owned life insurance income	392	381	342	339	333
Retirement plan administration fees	1,431	1,231	1,212	1,195	1,156
Other	2,003	2,416	1,736	1,746	1,673
Total noninterest income	12,556	11,224	10,432	10,351	11,055
Noninterest expense:
Salaries and employee benefits	16,335	15,748	13,863	15,438	15,253
Office supplies and postage	1,456	1,181	1,222	1,135	1,121
Occupancy	2,747	2,988	2,689	2,425	2,550
Equipment	2,067	2,156	2,120	1,971	1,931
Professional fees and outside services	1,800	1,832	1,584	1,447	1,381
Data processing and communications	2,649	2,702	2,548	2,613	2,530
Amortization of intangible assets	466	323	142	142	142
Loan collection and other real estate owned	289	211	278	115	208
Other operating	3,885	3,331	4,703	3,293	3,580
Total noninterest expense	31,694	30,472	29,149	28,579	28,696
Income before income taxes	20,528	19,143	18,709	18,971	19,363
Income taxes	6,359	5,555	5,714	5,445	6,235
Net income	$14,169	$13,588	$12,995	$13,526	$13,128
Earnings per share:
Basic	$0.41	$0.41	$0.40	$0.42	$0.41
Diluted	$0.41	$0.40	$0.40	$0.41	$0.40